Exhibit 99.1

Patheon Announces Completion of its Acquisition of State-of-the-Art Manufacturing Site
Company Gains Additional API Capacity and Major Supply Agreement with Roche

DURHAM, NC—February 1, 2017 (BUSINESS WIRE)--Patheon N.V (NYSE: PTHN), a leading global provider of high-quality drug development and delivery solutions to the pharmaceutical and biopharma sectors, announced that it has completed the acquisition of a state-of-the-art manufacturing facility in Florence, South Carolina from Roche Holdings, Inc. Patheon has begun integrating the site into the Patheon network.

The site adds a 300,000 square-foot facility with manufacturing capacity for active pharmaceutical ingredient (API) ranging from development to manufacturing services. With the addition of this site, the company expands its capacity for manufacturing highly potent compounds, adds capabilities to support solid state chemistry, micronization (small & large) and future commercial spray drying.

“We are extremely pleased to add this facility to the Patheon network and the talented professionals that will support a wide range of drug substance services,” said Lukas Utiger, president of Drug Substance Services for Patheon. “Patheon has extensive experience and success integrating new sites into our global network and quickly leveraging the capabilities for the benefit of our clients.”

The new Patheon acquisition is a state-of-the-art pharmaceutical manufacturing facility. In its production space it features reactors ranging from 50-11,000 liters producing multiple products simultaneously, fully compliant to all applicable regulations, fully validated to meet the most stringent production, quality, cGMP (current Good Manufacturing Practices), safety and environmental standards. The site also provides highly flexible operations allowing the company to adapt quickly to new production needs and with capabilities in small and large scale manufacturing.

The site will serve as Patheon’s flagship U.S. API operation for commercial scale and mid-scale API production, and will also enhance Patheon’s emerging pharma presence in the U.S. market. This acquisition is the sixth in the last five years and supports the company’s plans to create the only integrated, end-to-end provider of pharma development and manufacturing services.

About Patheon
Patheon is a leading global provider of pharmaceutical development and manufacturing services. With approximately 8,000 employees worldwide, Patheon provides a comprehensive, integrated and highly customizable set of solutions to help clients of all sizes satisfy complex development and manufacturing needs at any stage of the pharmaceutical development cycle. A Healthier World. Delivered. www.patheon.com

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Contact:
Mari Mansfield, Senior Director, External Communications
Tel: +1 (919) 226 -3137
Email: Mari.Mansfield@Patheon.com
media@patheon.com